Exhibit 10(b)

Wells Fargo Bonus Plan

The Plan is amended and restated effective January 1, 2020 and supersedes all previously amended and effective Plans.

© 2019 Wells Fargo Bank, N.A. All rights reserved. Member FDIC.

Contents

I.    Purpose of the plan                                            4
II.    Definitions                                                4
III.    Plan funding                                                7
IV.    Plan eligibility and qualification                                        7
A.    Eligible Roles                                                8
B.    Service Requirements                                            8
C.    Employment Status                                            8
D.    Award Qualifiers                                            8
V.    Awards                                                    9
A.    Incentive Opportunity                                            9
B.    Award Recommendation                                        10
C.    Approvals                                                10
VI.    Award payment                                                10
A.    Timing                                                    10
B.    Delivery                                                11
VII.    Employment changes                                            11
A.    Leaves of absence                                            11
B.    Changes in employment status                                        12
VIII.    Plan administration                                            14
A.    Plan Administrator                                            14
B.    Code of Conduct                                            15
C.    Compliance with Laws and Governance                                    15
D.    Disputes                                                15
E.    Overpayments                                                16
F.    No Employment Right                                            16
G.    Amendment or termination of the Plan                                    16
H.    Assignment                                                17
I.    Pro-Rated Awards                                            17
J.    Unsecured Obligations                                            17
K.    Validity                                                    17
L.    Withholding Taxes and Deductions                                    17
M.    Governing Language                                            17
N.    Governing Law and Jurisdiction                                        18
O.    IRS Section 409A for Participants on US-Based Payroll                            18

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IX.    Appendix. A - Identified Staff                                        19
X.    Appendix B - Definition of Retirement                                    20
XI.    Appendix C - Canada                                            21
XII.    Appendix D - People’s Republic Of China (excluding Hong Kong)                        22
XIII.    Appendix E - India                                            23
XIV.    Appendix F - India - Wells Fargo EGS (India) Solutions Private Limited                    24
XV.    Appendix G - Italy                                            25
XVI.    Appendix H - Japan                                            26
XVII.     Appendix I - Korea                                            27
XVIII.     Appendix J - Netherlands                                        28
XIX.    Appendix K - The Philippines (Non-EGS)                                    29
XX.    Appendix L - The Philippines - Wells Fargo Enterprise Global Services, LLC-Philippines            30
XXI.    Appendix M - Taiwan                                            31
XXII.     Appendix N - United Kingdom, Ireland, Germany, and France                        32
XXIII.     Appendix O - Vietnam                                            34

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I.	Purpose of the Plan

The purpose of the Wells Fargo Bonus Plan (the “Plan”) is to provide Participants (see “Plan Eligibility” below) with competitive incentive opportunities that align with Wells Fargo’s compensation principles: Pay for performance; Promote effective risk management; Attract and retain talent; Align team member interests with stockholders. The Plan is a discretionary annual incentive plan providing incentive compensation opportunities that focus on individual accountability for appropriate risk management and full compliance with applicable laws and regulations, as well as individual and team contributions through the measurement of meaningful performance objectives that are consistent with the Vision, Values & Goals of Wells Fargo.

Appendices included in this document address regulatory or country-specific requirements. To the extent a Participant works for a Wells Fargo entity in a jurisdiction covered by a Country Appendix, or otherwise is subject to additional remuneration requirements in accordance with applicable local laws and regulations, the provisions described in that Country Appendix or any supplemental document referred to therein shall govern the application of the applicable Plan provisions to the Participant. For the avoidance of doubt, references to “Country Appendix” in this Plan include supplemental documents referred to in the Country Appendices. Any Award will not form part of a Participant’s salary and will not be taken into account in calculating any benefits which are calculated by reference to salary or any payments due to the Participant at the end of the Participant’s employment with Wells Fargo, in each case to the extent permitted by applicable law. An Award under this Plan is not guaranteed, and payment of an Award in one year does not guarantee the payment of an Award in any subsequent year.

II.	Definitions

Term/Acronym	Definition
Award	The term Award refers to any incentive compensation detailed in the Plan.
Award Payment Date	Calendar date that payroll initiates delivery of the Award to a team member.
Award Qualifiers	Set out in Section IV, Part D.

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Cause (applicable only to International Participants)
Cause shall include, but shall not be limited to, the termination of the Participant’s employment where such termination involved one or more of the following grounds:
(a)the continued failure or refusal of the Participant to perform satisfactorily any duties reasonably required of the Participant, after written notification by the Company or an affiliated company, and the failure of the Participant within thirty (30) calendar days of such notification to correct such breach, failure or refusal (other than failure by reason of incapacity due to physical or mental illness); or
(b)the commission of any fraud, misappropriation, embezzlement or other dishonest act that makes the Participant ineligible for coverage under the Company’s fidelity bond or otherwise makes the Participant ineligible for continued employment; or
(c)any act of gross insubordination or willful misconduct; or
(d)reporting to work under the influence of alcohol, narcotics or unlawful controlled substances, any violation of the Company’s employment policies or procedures including but not limited to the Code of Ethics and Business Conduct (or the Code applicable to the Participant’s line of business), Global Anti-Corruption Policy, Information Security Policy or Compliance and Risk Management Accountability Policy; or
(e)conviction of a felony, or of a misdemeanor involving a dishonest or fraudulent act, or conduct in violation of law or conduct that would constitute a basis for criminal conviction of a felony or of a misdemeanor involving moral turpitude that makes the Participant ineligible for coverage under the Company’s fidelity bond or otherwise makes the Participant ineligible for continued employment; or
(f)violation of any securities or commodities laws, any rules or regulations pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company is a member, or violation of any similar law, regulation, ordinance or licensing requirement applicable to employees of financial institutions; or conduct that may reasonably be expected to have an adverse effect on the financial interest or business reputation of the Company or an affiliated company.

The foregoing does not represent a complete list of all acts or omissions that may constitute grounds for a termination for Cause. Cause will also include such other acts or omissions recognized as constituting cause (or its closest equivalent, such as grounds for summary dismissal) in a particular work location under applicable law, or the Participant’s employment agreement, or the policies in the work location. The Plan Administrator will have the sole discretion to determine whether a particular individual’s employment has been terminated for Cause for the purposes of Plan administration, and its determination will be final and binding upon the Company and that individual.

Company or Wells Fargo	The use of Company or Wells Fargo means Wells Fargo & Company, its subsidiaries and affiliates.
Corporate Performance Goal	The Wells Fargo annual performance goal established by the Human Resources Committee of the Board of Directors of the Company.
Corporate Transaction
Includes, but is not limited to, a transaction where another company contractually agrees to acquire all or any portion of the assets, stock, or operations of Wells Fargo or some other business arrangement between the parties.

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Country Appendix
There may be situations where individual country regulations/law require deviation from the terms in this Plan. Where possible, a country-specific appendix has been created to address those differences, and can be found in the appendices.

Earn or Earned
An Award will be deemed “Earned” under the Plan when all of the terms and conditions under the Plan (including any applicable country appendices) have been satisfied with respect to an Award, including:
(a) a determination that all of the Award Qualifiers, Compliance with Laws and Governance, and Code of Conduct provisions described herein have been satisfied through the Award Payment Date;
(b) the applicable Performance Period ends;
(c) performance against Performance Objectives have gone through the appropriate review processes and recommendations have been approved by the Plan Administrator; and
(d) the HRC has determined that the Corporate Performance Goal has been met and authorized the payment of Awards, and if applicable, the form of payment.

Employer	The Employer is the Wells Fargo entity that employs the Participant.
Executive Officer
An Executive Officer is an Operating Committee Member, the Company’s Management Committee Review Group (“MCRG”) or any other Covered Employee in Management as such term is defined in the Company’s Incentive Compensation Risk Management Policy.

HRC	The Human Resources Committee of Wells Fargo & Company’s Board of Directors.
LTCAP
The LTCAP means (1) in relation to US Participants, the Wells Fargo & Company Long-Term Cash Award Plan; and (2) in relation to International Participants, the Wells Fargo & Company Long-Term Cash Award Plan for International Employees, each governing long-term cash awards, and each as may be amended from time to time.

LTICP	The LTICP refers to the Wells Fargo & Company Long-Term Incentive Compensation Plan which governs equity Awards such as Restricted Stock Rights (RSRs), as may be amended from time to time.
Operating Committee Member	Operating Committee Members are senior managers who are direct reports to the Chief Executive Officer (“CEO”) of the Company.
Participant
A Participant is a team member who meets the eligibility and qualifying criteria for participation in this Plan set out in Section IV. A US Participant refers to a Regular or Part-Time Employee on a US-based payroll; an International Participant refers to a team member on an International-based payroll.

Part-Time Employee (applicable only to US Participants)	Team members scheduled with standard hours of between 17.5 and less than 30 hours per week (other than those classified as flexible).
Performance Objectives	Performance Objectives define the action or resultant performance expected of a Participant in a given Plan Year and should always reinforce that risk management is a top priority.
Performance Period	The Performance Period is the period of time during which a Participant’s performance is measured for purposes of determining an Award under the Plan. The Performance Period is the Plan Year.
Plan Administrator	The Head of Human Resources of the Company is the Plan Administrator.
Plan Year
Participant performance is measured and financial records are kept on a “Plan Year” basis. The Plan Year is the 12-month period beginning each January 1 and ending on the following December 31, unless the Plan is modified, suspended or terminated.

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Regular Employee (applicable only to US Participants)	Team members scheduled with standard hours of 30 or more per week (other than those classified as flexible).
Retirement
Unless otherwise specified in the applicable Country Appendix, a Participant is considered “retired” if at the time of termination of employment from Wells Fargo they meet one of the following age and service requirements:

On or after the age of 55 with at least 10 full years of service; or
With at least 80 points (with one point credited for each completed age year and one point credited for each completed year of service); or
At age 65 with one full year of service

Note that years of service are measured from the Participant’s corporate hire date or adjusted service date, whichever is earlier. Partial years are not considered.

STAR Assignment (applies only to US Participants)
The Short-Term Assignment Resource (STAR) program provides opportunities for active short-term work assignments to Wells Fargo team members who have received written notification of displacement or are on Salary Continuation Leave.

III.	Plan funding

The Human Resources Committee (HRC) of Wells Fargo & Company's Board of Directors determines whether a bonus pool will be funded and Award payouts will occur under the Plan based on its evaluation of Wells Fargo’s performance. The Corporate Performance Goal, as determined by the HRC, must be met for there to be funding for Awards under this Plan. If the Corporate Performance Goal is not met, no Awards will be paid unless specifically authorized by the HRC. In addition, if Wells Fargo achieves or exceeds the Corporate Performance Goal, the HRC reserves the authority to adjust pools used to fund annual Awards, up or down, in its discretion.

Any bonus pool funding is established at the enterprise level and may be allocated at different levels to lines of business based on performance. Lines of business are allocated incentive compensation pools used as guidelines to determine the appropriate amount of aggregate incentive compensation that is paid at the business level. Final allocations are subject to adjustments for risk performance. Establishment of the pool is not a guarantee that Awards will be paid to Participants nor does it guarantee the amount of any Award payable to Participants. Since Awards under the Plan are discretionary, lines of business may pay out all or a portion of their allocated pools, subject to the terms and conditions of the Plan.

IV.	Plan eligibility and qualification

Participants who meet all eligibility and qualifying criteria may be considered for an Award under the Plan. Satisfaction of all eligibility and qualifying criteria is not a guarantee of any Award of any amount under the Plan.`

A.	Eligible Roles

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Wells Fargo team members who are in jobs identified as eligible to be considered for an Award opportunity under the Plan are eligible to participate in the Plan provided that all service requirements, employment status requirements and Award Qualifiers are met..

B.	Service Requirements

Participants must have actively worked for at least three calendar months in an incentive-eligible position during the Performance Period. To be counted as “months worked,” the Participant must be in an incentive-eligible job on or before the 15th of the month.

C.	Employment Status

a.	US Participants
A US Participant must be employed by Wells Fargo as of the Award Payment Date, in order to be eligible to be considered for an Award under the Plan, unless otherwise noted below.

i.	STAR Assignments
US Participants on STAR Assignments may be eligible for a pro-rated Award for their prior eligible role if all eligibility and qualifying criteria were met in role as outlined in the Pro-Rata Incentive Awards provision in the Plan Administration Section.

ii.	Exceptions
Exceptions may be made if the Participant’s employment terminated prior to the Award Payment Date as a result of the Participant’s Retirement, death, a Corporate Transaction, or a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan as set forth in the Employment Changes section. The Participant may be considered for an Award which may be pro-rated in accordance with the number of calendar months the Participant worked during the Plan Year, provided all eligibility and qualifying criteria are met.

b.	International Participants
An International Participant must be employed by Wells Fargo, and not serving out a period of notice either given by Wells Fargo or the Participant as of the Award Payment Date, in order to be eligible to be considered for an Award under the Plan, unless otherwise noted below.

i.	Exceptions
Exceptions may be made if the Participant’s employment terminated prior to the Award Payment Date because of a “good leaver event” as set forth in the Employment Changes section (or, where applicable, Country Appendix) or death, despite the Participant not being employed on the Award Payment Date or serving out a period of notice. The Participant may be considered for an Award which may be pro-rated in accordance with the number of calendar months the Participant worked during the Plan Year, provided all eligibility and qualifying criteria are met.

D.	Award Qualifiers

In furtherance of the purpose of this Plan and consistent with the expectations of Participants in their day-to-day job duties, to be considered for an Award under this Plan, the Participant is expected to meet the Award Qualifiers outlined below. In addition, the Participant’s performance must have contributed towards

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the achievement of some or all of the Participant’s Performance Objectives. If the Plan Administrator or its delegate determines the Participant has failed to meet one or more of the Award Qualifiers listed below, it may result in a downward adjustment to, or elimination of, an Award opportunity as determined by the Plan Administrator, regardless of meeting individual Performance Objectives. In connection with the review of the Award Qualifiers, conduct-related disciplinary or corrective action (such as a final notice or formal warning) will be considered in the evaluation of a Participant’s Award opportunity and, if warranted, will result in the Award being adjusted or denied. Other disciplinary or corrective action may also result in an adjustment or denial of a Participant’s Award opportunity, as warranted. Additional performance adjustment and/or forfeitures may be made to any deferred Awards. In addition, a Participant’s Award may be delayed if there is an investigation or review of the Participant’s conduct in progress on the applicable Award Payment Date pending a decision that the Award Qualifiers have been met following the outcome of the investigation or review.

a.	Risk Management and Compliance
A Participant is required to meet the following objectives related to Risk and Compliance:

i.
Effectively manage all risk associated with their position as set forth in Wells Fargo’s Risk Management Accountability Policy (located in the applicable Wells Fargo’s Team Member Handbook) and other policies and procedures applicable to the Participant’s role If a Participant has a question about the policies and procedures applicable to his/her role, the Participant should promptly contact his/her manager to understand where the Participant can find his/her group’s policies and procedures., including, but not limited to, credit, market, financial crimes, compliance, conduct, reputational and operational risks, as applicable;

ii.	Fulfill all risk management and compliance requirements (including, but not limited to, training requirements) that accompany the Participant’s responsibilities; and

iii.	Operate in compliance with all applicable laws, regulations, policies and procedures applicable to the Participant’s position and job responsibilities[1].

b.	Policies
A Participant is required to comply with Wells Fargo’s other employment policies and procedures applicable to them including, but not limited to, the Code of Ethics and Business Conduct and the Information Security Policy (located on Teamworks), the Team Member Handbook applicable to the Participant, Work Rules, Standing Orders, Internal Labor Regulations, and/or Company Regulations (or documents with a similar purpose and intent, however named) and conduct themselves in accordance with the Vision, Values and Goals of Wells Fargo.

V.	Awards
Awards under the Plan are made in the sole and absolute discretion of Wells Fargo and the Plan Administrator, with recommendations from business unit managers and approvals from senior management. There is no guarantee that an incentive of any amount will be awarded to any Participant.

A.	Incentive Opportunity

a.	Incentive Targets

i.	Incentive targets are generally represented as a percentage of a Participant’s base salary.

ii.	Incentive targets are market informed and predefined by role, taking into account applicable regulatory and business practices.

iii.
Exceptions to the predefined target are only permitted with final approval of the Operating Committee Member for the Participant’s line of business and the Compensation Leader for the Participant’s line of business.

b.	Incentive Opportunity Range

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The Incentive Opportunity Range is the range of possible payout amounts; generally up to 150% of the target incentive amount. The bottom of the Incentive Opportunity Range is always zero.

B.	Award Recommendation

Performance shall be evaluated as soon as practical following completion of the Plan Year by the Participant’s business unit manager and/or any other manager responsible for reviewing incentive recommendations in the Participant’s business unit.

The Participant’s manager is responsible for determining whether the Participant has met the Award Qualifiers and other terms of the Plan and is eligible to receive an Award prior to providing an incentive recommendation. The incentive recommendation should be within the Participant’s Incentive Opportunity Range and based on an evaluation of the performance of the Participant and in consideration of the performance of the line of business and the Company.

C.	Approvals

Award recommendations made within the Incentive Opportunity Range are subject to review and approval through the management hierarchy. Management may adjust, modify, or deny the initial recommendation. Operating Committee Members who head a line of business must approve the aggregate value of Awards for that business. Awards may also be approved by the Board of Directors, Human Resources Committee, or Wells Fargo Chief Executive Officer as needed.

a.
Without limiting the discretion of Wells Fargo or the Plan Administrator, a Participant’s incentive recommendation may be increased by up to 15% over the top of range (i.e., generally up to 172.5% of target), on a discretionary basis by the Participant’s business unit manager, subject to the Participant’s Award being approved by the Operating Committee Member for the Participant’s line of business and the Head of Rewards and Performance Management. In no event may an Award exceed 15% over the top of range unless approved by the Plan Administrator.

b.	Notwithstanding the foregoing, Awards to Executive Officers are subject to the approval of the HRC.

VI.	Award payment

A.	Timing

Awards in the form of short-term cash will be paid in March of the calendar year following the Plan Year; provided, however, that the determination of a Participant’s eligibility for, and payment of, an Award (whether in the form of short-term cash or otherwise) may be delayed if there is an investigation or review of the Participant’s conduct in progress on the Award Payment Date until such time that a decision that the Award Qualifiers have been met and a final evaluation of the Participant’s performance may be made following the outcome of the investigation or review.

a.	US Participants

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Awards for US Participants will be paid no later than two and one-half months into the calendar year following the end of the Plan Year.

b.	International Participants
Awards for International Participants will typically be paid in the regularly scheduled payroll for the month of March of the calendar year following the end of the Plan Year, unless otherwise specified in the Country Appendix covering the Participant.

B.	Delivery

Awards may be paid in the form of short-term cash or long-term Awards (cash or equity), or a combination thereof, in the HRC’s discretion or as required by applicable law, regulation or guidance (as set forth in the Country Appendix to this document covering the Participant) and may be adjusted to match the time horizon of risk outcomes. To the extent the HRC or applicable law directs the Company to pay all or a portion of an Award in the form of an equity-based Award under the LTICP, the equity-based Award will in all cases be conditional upon and subject to the approval of the HRC, and subject to such terms and conditions as approved by the HRC in accordance with the provisions of the LTICP and as reflected in the applicable Award agreement. To the extent the HRC or applicable law directs the Company to pay all or a portion of an Award in the form of long-term cash, it will be provided under the LTCAP, subject to such terms and conditions of the appropriate LTCAP and as reflected in the applicable Award agreement.

For International Participants, any cash Awards are determined and paid in local currency unless determined otherwise by the Company in its discretion. The exchange rate conversion to local currency will be determined at the complete discretion of Wells Fargo.

VII.	Employment changes

A.	Leaves of absence

If a Participant goes on a leave of absence (“Leave”) during the Plan Year and does not terminate their employment prior to the Award Payment Date, to the extent discretionary incentives are authorized, the Participant may be considered for an Award, provided the terms and conditions of the Plan have been satisfied, the Participant actively worked at least three months during the Plan Year and the Participant’s performance contributed towards the achievement of some or all of the Participant’s Performance Objectives.

Incentive recommendations and Awards under the Plan may be pro-rated for Participants who go on Leave during the Plan Year.

If a Participant’s performance during the Plan Year contributed towards the achievement of all of the Participant’s Performance Objectives, the Participant’s incentive recommendation should be evaluated as if the Participant had not gone on Leave. Lines of business should apply these criteria consistently to all Participants.

B.	Changes in employment status

a.	Transfers

A Participant who transfers during the Plan Year from (a) a role that is not eligible under the Plan into (b) an eligible role under the Plan, must be in the eligible role for at least three months out of the Plan Year in

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order to be eligible to be considered for an Award under the Plan. To be eligible for any Award under the Plan, a Participant must have assigned Performance Objectives and an evaluation of performance on these objectives completed by the Participant’s manager. Awards may be pro-rated based on the number of calendar months the Participant was in a role eligible to participate in the Plan during the Plan Year.

A Participant who transfers between eligible roles under the Plan or is promoted from one eligible role to another is eligible to be considered for an Award under the Plan. The Participant’s Incentive Target opportunity would be reflective of the Participant’s Incentive Targets for each eligible role and their respective time spent in each role during the Plan Year. The former and latter managers should work together to determine whether the Participant met some or all of the Performance Objectives prior to the transfer or promotion and the terms and conditions of the Plan have been satisfied. Awards, if any, will be determined following the end of the Plan Year on the same schedule as other Awards under the Plan.

b.	Terminations - US Participants

A Participant must be employed by Wells Fargo as of the Award Payment Date in order to be eligible to be considered for an Award under the Plan, unless otherwise noted below.

i.	Retirement

Participants who retire during the Plan year are eligible to be considered for a pro-rated Award. For purposes of pro-rated incentive eligibility, a Participant is considered “retired” if at the time of termination of employment from Wells Fargo they meet one of the following age and service requirements:

1.	On or after the age of 55 with at least 10 full years of service; or

2.	With at least 80 points (with one point credited for each completed age year and one point credited for each completed year of service); or

3.	At age 65 with one full year of service
Note that years of service are measured from the Participant's corporate hire date or adjusted service date, whichever is earlier. Partial years are not considered.

ii.	Qualifying events

Participants who receive notice of a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan (“SCP Plan”) and whose positions are eliminated before the end of the Plan Year or prior to the Award Payment Date, may be considered for an Award provided the Participant’s performance during the Plan Year contributed toward the achievement of some or all of the Participant’s Performance Objectives, and the terms and conditions of the Plan have been satisfied. The Notice Period (as defined by the SCP Plan) should be considered in determining whether the Participant satisfies the three-month “actively at work” requirement and should also be considered when determining if and how the Award should be pro-rated. Award recommendations will be determined following the end of the Plan Year and are subject to the other terms and conditions of the Plan.

iii.	Corporate Transactions

A Corporate Transaction includes, but is not limited to, a transaction where another company contractually agrees to acquire all or any portion of the assets, stock, or operations of Wells Fargo or some other business arrangement between the parties. In the event of an involuntary termination due to a Corporate Transaction during the Plan Year or prior to the Award Payment Date, a Participant may be considered for a pro-rata Award provided the Participant actively worked for at least three months during the Plan Year and the Participant’s performance during

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the Plan Year contributed towards the achievement of some or all of the Participant’s Performance Objectives, and the terms and conditions of the Plan have been satisfied.

iv.	Death

In the event of a Participant’s death during the Plan Year or prior to the Award Payment Date, a Participant may be considered for a pro-rata Award provided the Participant actively worked for at least three months during the Plan Year, the Participant’s performance during the Plan Year contributed towards the achievement of some or all of the Participant’s Performance Objectives, and the terms and conditions of the Plan have been satisfied. Award recommendations will be determined following the end of the Plan Year and are subject to the other terms and conditions of the Plan.

c.	Terminations - International Participants

If a Participant is serving out a notice period (whether given by Wells Fargo or the Participant for any reason whatsoever) on the Award Payment Date or is otherwise no longer employed on the Award Payment Date, the Participant shall not be eligible to be considered for an Award.
However, if the reason for the Participant’s cessation of employment is a “Good Leaver Event” (see below, or applicable Country Appendix), then despite the Participant not being employed on the Award Payment Date, or serving out a period of notice, the Participant may be considered for an Award which may be prorated in accordance with the number of calendar months the Participant worked during the Plan Year, provided all other eligibility criteria have been satisfied.

i.	“Good Leaver Events”

A “Good Leaver Event” means that the Participant has ceased to be an employee of Wells Fargo or an affiliate by reason of:

1.
Retirement (which means the Participant’s termination of employment for a reason other than Cause on or after reaching the earlier of (i) age 55 with 10 completed years of service, or (ii) 80 points (with one point credited for each completed age year and one point credited for each completed year of service, or (iii) age 65 with one full year of service, unless a different definition is specified in a Country Appendix covering the Participant). For purposes of this definition, a Participant is credited with one year of service after completion of each full 12-month period of employment with the Company or an affiliated company as determined by the Company;

2.	injury, ill-health or disability causing the Participant to be absent from work for a period of 182 days (whether or not consecutive) in any period of twelve (12) months;

3.	the Participant’s office or employment, by virtue of which the Participant is eligible for an Award, being transferred to a person or entity that is not an affiliated company of Wells Fargo; or

4.
redundancy (i.e., where Wells Fargo or an affiliated company has determined that the Participant’s position or role shall be discontinued and is expressly dismissed by reason of redundancy. For the avoidance of doubt, the Participant is not redundant if, in the view of Wells Fargo or the affiliated company, s/he has been offered reasonable alternative employment or if their employment is terminated without Cause in circumstances other than the discontinuance of the Participant’s position or role).

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A Participant whose employment ends due to Cause, or where one of the reasons for the end of employment falls within the definition of Cause, shall not qualify for a Good Leaver Event.

A Participant may be asked to furnish evidence to support a finding that there is a Good Leaver Event in respect of the Participant.

In addition to the Award Qualifiers identified in Section IV, Part D, a Participant will also be required (as a condition of Good Leaver Event treatment) to sign a release of all claims on terms acceptable to their Employer following termination of employment in order to be eligible for any Award under the Plan following the effective date of termination.

For the avoidance of doubt, this provision on Good Leaver Events does not give rise to any contractual right to receive an Award.

ii.	Death

In the event of a Participant’s death during the Plan Year or after the end of the Plan Year but before the Award Payment Date, the Participant may be considered for an Award (which may be pro-rated in the event of a Participant’s death during the Plan Year) provided the Participant actively worked for at least three months during the Plan Year, met some or all of the Participant’s Performance Objectives, and the terms and conditions of the Plan have been satisfied. Award recommendations will be determined following the end of the Plan Year and are subject to the other terms and conditions of the Plan. For the avoidance of doubt, this provision does not give rise to any contractual right to receive an Award.

VIII.	Plan administration

A.	Plan Administrator

The Plan Administrator has full discretionary authority to administer and interpret the Plan and may, at any time, delegate to personnel of Wells Fargo such responsibilities as it considers appropriate to facilitate the day-to-day administration of the Plan. Except with respect to Executive Officers, the Plan Administrator’s authority includes the authority to approve, adjust, reduce or deny a Participant’s Award amount, Award opportunity or Award recommendation. The Plan Administrator will consult with Compensation, Human Resources and other control function partners as appropriate. The Plan Administrator may also recommend the amendment or termination of the Plan to the Board of Directors of the Company or the HRC.

Plan commitments or interpretations (oral or written) by anyone other than the Plan Administrator or one of their delegates are invalid and will have no force or effect upon the policies and procedures set forth in this Plan.

In the event of any conflict between the Plan and oral or written communications, summaries, or overviews of, the Plan, the specific terms of this Plan or any official amendments to this Plan will control.

B.	Code of Conduct

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Participants are required to adhere to ethical and honest business practices. Violation of the terms or the spirit of the Plan and/or Wells Fargo’s Code of Ethics and Business Conduct, SEC rules and regulations, and the rules and regulations of any other investment exchange or financial regulator, by the Participant, or other serious misconduct (including, but not limited to, inappropriate behavior which is more fully discussed below), are grounds for disciplinary action, including disqualification from participation in the Plan (including Awards payable under the terms of the Plan) and/or immediate termination of employment.

A Participant, who violates the spirit of the Plan by engaging in inappropriate behavior to receive incentive compensation under this Plan or increase their opportunity for incentive compensation under this Plan, as determined by the Plan Administrator, becomes immediately ineligible to participate in the Plan. Inappropriate behavior includes, but is not limited to, “gaming”, which is the manipulation and/or misrepresentation of sales, credits, revenues, reported time, tasks completed, and/or other related reporting in order to receive or attempt to receive incentive compensation or to meet or attempt to meet goals.

C.	Compliance with Laws and Governance

The determination and payment of any Award under the Plan is subject to the conditions and restrictions imposed under any applicable law, rules and regulations. A Participant’s rights to or receipt of compensation under the Plan may be limited, modified, delayed, cancelled or recovered to ensure compliance with all such applicable laws, rules, regulations and guidance that may be issued from time to time.

D.	Disputes

If a Participant has a dispute regarding their Award under the Plan:

a.
US Participants should attempt to resolve the dispute with the manager of their business unit. If this is not successful, the Participant should prepare a written request for review addressed to Compensation Delivery. The request for review should include any facts supporting the Participant’s request as well as any issues or comments the Participant deems pertinent. Written requests may be submitted via email to: compensationdelivery@wellsfargo.com

Compensation Delivery will send the Participant a written response documenting the outcome of this review in writing no later than 60 days following the date of the Participant’s written request. (If additional time is necessary, the Participant shall be notified in writing.) The determination of this request shall be final and conclusive upon all persons.

b.
International Participants should attempt to resolve the dispute with the manager of their business unit. If this is not successful, the Participant should refer to the local grievance or dispute resolution procedure applicable to other employment-related grievances at the Participant’s work location. If a formal grievance or dispute resolution procedure does not exist at the Participant’s work location, the Participant should prepare a written request for review addressed to the Participant’s Human Resources representative and the Plan Administrator within 60 days following the date on which the Award was paid (or would have been paid under the terms of the Plan). The request for review should include any facts supporting the Participant’s request as well as any issues or comments the Participant deems pertinent. The Plan Administrator, or his/her delegate, will send the Participant a written response documenting the outcome of this review in writing no later than 60 days following the date of the Participant’s written request. (If additional time is necessary, the Participant shall be notified in writing.) The determination of this request shall be final and conclusive upon all persons.

15Wells Fargo Bonus Plan

E.	Overpayments

In the event a Participant is overpaid an Award, the amount not Earned may be recouped by Wells Fargo pursuant to the overpayment process administered by Corporate Payroll, subject to applicable laws, rules and regulations. In the case of termination of employment, the Participant is expected to promptly repay Wells Fargo the portion of the Award amount that was paid but not Earned.

F.	No Employment Right

Neither the action of Wells Fargo in establishing or maintaining the Plan, nor any provision of the Plan itself, shall be construed so as to grant any person contractual rights with respect to his or her employment or continued employment (or if applicable, additional contractual rights).

a.
US Participants: The Plan is not an employment contract and participation in the Plan does not alter a Participant’s at-will employment relationship with Wells Fargo. Both the Participant and Wells Fargo are free to terminate the US Participant’s employment relationship at any time for any reason. No rights in the Plan may be claimed by any person whether or not he/she is selected to participate in the Plan.

b.
International Participants: Despite participation in the Plan, a Participant’s employment relationship with Wells Fargo may be terminated at any time in accordance with the Participant’s employment contract, applicable policies and rules at the Participant’s work location, and subject to applicable law. The Plan does not form part of a Participant’s contract of employment, unless otherwise required by applicable laws. For the avoidance of doubt, the value of any Award or benefits under the Plan shall not be taken into account in the calculation of all and any payments due to the Participant on termination of employment with Wells Fargo.

No person shall acquire any right to an accounting audit or to examine the books or the affairs of Wells Fargo.

G.	Amendment or termination of the Plan

The Board of Directors of Wells Fargo & Company or the HRC may amend, suspend or terminate the Plan or any incentive opportunity or Award recommendation at any time, for any reason.

The Company’s Chief Executive Officer, the Board of Directors of Wells Fargo & Company, or the HRC may amend, suspend or terminate any incentive opportunity or Award recommendation, other than those related to Executive Officers of Wells Fargo & Company, at any time, for any reason; the Board of Directors of Wells Fargo & Company, or the HRC may amend, suspend or terminate any incentive opportunity or Award recommendation, including those related to Executive Officers of Wells Fargo & Company, at any time, for any reason.

Notwithstanding the authority of the Board of Directors and the HRC to amend the Plan, the Plan Administrator may (i) amend the Plan to incorporate administrative revisions including those necessary to ensure the Plan language aligns with enterprise guidance and practices applicable to the Company’s incentive compensation arrangements, provided that such revisions do not affect Plan eligibility, Plan participation, or Plan benefits, and (ii) amend or adjust any Appendices if such action is required to comply or remain in compliance with the laws governing the jurisdiction under which a Participant subject to such Country

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Appendix is located. The Plan Administrator will consult with Compensation, Human Resources and other control function partners as appropriate.Assignment
No Participant will have any right or power to pledge or assign any rights, privileges, or Awards provided for under the Plan unless the Plan provides that Awards may be allocated to certain eligible recipients.

H.	Pro-Rated Awards

Incentive opportunities for pro-rata Awards described in this Plan are determined based on the number of calendar months the Participant worked in an eligible role during the Plan Year. For the purposes of this calculation, Participants who work through the 15th of a calendar month in an eligible role will receive credit for the entire month.

I.	Unsecured Obligations

Awards under the Plan are unsecured obligations of the Company.

J.	Validity

In case any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity of that provision will not affect the remaining parts of the Plan. Instead, this Plan will be construed and enforced as if such illegal or invalid provision had never been inserted herein.

K.	Withholding Taxes and Deductions

Wells Fargo shall deduct from all payments under the Plan an amount necessary to satisfy the relevant statutory deductions for income tax, pension and social insurance and/or other applicable statutory pension and/or special/labor insurance contribution deductions required to be taken under the law of the jurisdiction governing the Participant; provided however, Participants are responsible for appropriate reporting and remittance of taxes and other statutory contributions in relation to incentive payments under this Plan where required in their locations.

L.	Governing Language

To the extent that this Plan or any other document related to this Plan is made available in local language and English versions for any jurisdiction, should there be any difference in interpretation, the English version will prevail and the relevant local language version shall be deemed to be automatically amended to conform with, and to make the relevant local language version consistent with, the English version.

M.	Governing Law and Jurisdiction

The Plan shall be construed, administered and governed in accordance with the laws of the jurisdiction governing the Participant. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.

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N.	IRS Section 409A for Participants on US-Based Payroll

To the extent that an Award is paid in cash under the Plan by March 15th of the calendar year following the end of the Plan Year, Wells Fargo intends such Award to qualify as a short-term deferral exempt from the requirements of Internal Revenue Code Section 409A. If, however, it is administratively impracticable to pay an Award within two and one-half months following the end of the Plan Year (generally March 15th) or a payment is delayed due to an unforeseeable event, payment will be made as soon as administratively possible but in no event later than the end of such calendar year. In the event an Award payable under the Plan does not qualify for treatment as an exempt short-term deferral, such amount will be paid in a manner that will satisfy the requirements of Internal Revenue Code Section 409A and applicable guidance thereunder.

The Plan is amended and restated effective January 1, 2020 and supersedes the Wells Fargo Bonus Plan originally effective January 1, 2000, subsequently clarified effective January 1, 2004 and January 1, 2006, amended and restated effective January 1, 2008, amended effective January 1, 2009, amended effective January 1, 2010, amended effective January 1, 2011, amended effective January 1, 2015, amended effective January 1, 2017, amended effective January 1, 2018, and amended effective January 1, 2019. Participants, incentive opportunities and Performance Objectives shall be identified annually.

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IX.	Appendix. A - Identified Staff

CRD IV Identified Staff and AIFMD/UCITS Identified Staff Participants

This Appendix A (which is also a Country Appendix for the purposes of the Plan) applies to all Participants regardless of the country in which they are employed by an Employer.

If a Participant is CRD IV Identified Staff or AIFMD/UCITS Identified Staff, the Participant’s eligibility for an incentive will be governed by, and subject to, the terms and conditions of the Plan, and any other conditions and restrictions imposed under any applicable law, rules and regulations. The form of any Award under the Plan and payout terms and conditions will be governed by the Identified Staff Incentive Payout Structure, a document that supplements the Plan and only applies to Awards granted to CRDIV Identified Staff and AIFMD/UCITS Identified Staff Participants.

A. Definitions

For purposes of this Appendix A, the following definitions shall apply:

1.
CRD IV means Directive 2013/36/EU of the European Parliament and the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms and amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

2.
AIFMD means Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No 1060/2009 and (EU) No 1095/2010.

3.
UCITS means Directive 2009/65/EC on the coordination of laws, regulations and administrative provisions relating to undertakings for collective investment in transferable securities and amending Directive 2014/91/EU.

4.	CRD IV Identified Staff means all Code Staff and any other Participants who have been classified as Identified Staff for the purposes of CRD IV.

5.	AIFMD/UCITS Identified Staff means all Participants who have been classified as Identified Staff for the purposes of AIFMD and/or UCITS.

6.
Code Staff means a Participant who has been classified as Code Staff for the purposes of the Financial Conduct Authority dual-regulated firms remuneration code, the Financial Conduct Authority IFPRU remuneration code and/or the Prudential Regulation Authority remuneration rules as applicable, each as amended from time to time or any other code or rules issued by a UK regulator.

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X.	Appendix B - Definition of Retirement

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by an Employer in Australia, France, Germany, Ireland, Italy, Luxembourg, New Zealand, Sweden or the United Kingdom.

For all Participants covered by this Country Appendix:

Section VII (Employment Changes), Part B (Changes in Employment Status), Item c, Sub-item i, Good Leaver Event section

Paragraph 1. is replaced as follows:

1.	retirement from employment and/or refraining from undertaking work or employment, (whether as an employee or otherwise) within the financial services industry for a minimum of one year;

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XI.	Appendix C - Canada

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by an Employer in Canada.

Section VII (Employment Changes) Part B (Changes in Employment Status) Item c (Terminations - International Participants) Sub-item i (“Good Leaver Events”)

The last paragraph shall be deleted and replaced with the following:

Subject to applicable employment or labour standards legislation, a Participant whose employment is terminated without Cause in circumstances in which the termination does not qualify as a Good Leaver Event will not be entitled to an Award or payment in lieu thereof for the number of completed months the Participant worked during the Plan Year. For further clarity, other than as expressly required by applicable employment or labour standards legislation, there shall be no Award or payment in lieu thereof paid to a Participant in respect of or attributable to any period of common law or civil law reasonable notice, or any period of contractual termination notice or payment in lieu thereof, to which a Participant might be entitled.

Section VIII (Plan Administration), Part G (Amendment or Termination of the Plan)

The following shall be added to Part G:

The authority provided under this paragraph shall be subject only to any requirements under applicable employment or labour standards legislation (and for Participants in the Province of Quebec subject also to the Civil Code of Quebec).

Section VIII (Plan Administration), Part M (Governing Language)

The following shall be added to Part M:

For Participants in the Province of Quebec, Canada/ Pour les participants de la Province de Québec, Canada:
The Participant acknowledges that s/he has an option of requesting this document in French but has freely chosen to receive it in its English version. Le(la) participant(e) reconnait qu’il(elle) a eu le choix de demander ce document, et tout document y afférent, en français, mais qu’il(elle) a librement choisi de les recevoir en leur version anglaise.

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XII.	Appendix D - People’s Republic Of China (excluding Hong Kong)

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are located in the People’s Republic of China.

Section VII (Employment Changes) Part B (Changes in Employment Status) Item c (Terminations - International Participants), Sub-item i (“Good Leaver Events”)

Paragraph 1 is replaced in its entirety as follows:

Retirement, solely for purposes of eligibility for consideration of a pro-rata Award under this Plan, means the Participant’s termination of employment for a reason other than Cause on or after reaching the normal retirement age specified in the applicable Team Member Handbook).

Paragraph 2 is replaced in its entirety as follows:

Injury, ill-health or disability causing the Participant to be unable to return to work after the Participant’s medical treatment period has already expired.

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XIII.	Appendix E - India

Notwithstanding other language in the Plan to the contrary, the following statement shall apply in interpreting the provisions of the Plan for any Participant employed by an Employer in India:

Any reference to ‘bonus’ or ‘incentive’ or ‘Award’ in the Plan shall be read and construed as meaning an incentive payment that a Participant may be eligible to receive subject to the terms of the Plan. For the avoidance of doubt, a reference to ‘bonus’ or ‘incentive’ or ‘Award’ in the Plan is not indicative of any entitlement or potential entitlement to a profit-based bonus under the Payment of Bonus Act 1965, as amended, or any other applicable laws or regulations.

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XIV.	Appendix F - India - Wells Fargo EGS (India) Solutions Private Limited

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by Wells Fargo EGS (India) Solutions Private Limited.

Section V (Awards)

Section V, Part A, item b (Incentive Opportunity Range) is amended by the addition of the following wording:

b.	Incentive Opportunity Range

i.
The Incentive Opportunity Range is the range of possible payout amounts that may be made without the approval Wells Fargo EGS HR Business Partner Leader and the Head of Finance Shared Services Group, or the Plan Administrator.

Section V, Part C (Approvals) is amended as follows:

The EGS Board, EGS Managing Director, and the Head of Finance Shared Services Group must approve the aggregate value of Awards for EGS.

a.
Without limiting the discretion of Wells Fargo or the Plan Administrator, a Participant’s incentive recommendation may be increased by up to 15% of the top of range (i.e., generally up to 172.5% of target), on a discretionary basis by the Participant’s business unit manager, subject to the Participant’s Award being approved by the Wells Fargo EGS HR Business Partner Leader and the Head of Finance Shared Services Group. In no event may an Award exceed 15% over the Top of Range unless approved by the Plan Administrator.

b.	Notwithstanding the foregoing, Awards to Executive Officers are subject to the approval of the HRC.

Section VII (Employment Changes), Part B (Changes in Employment Status), Item c, Sub-item i, Good Leaver Event section

Paragraph 1. is replaced as follows

1.
Retirement (which means the Participant’s termination of employment for a reason other than Just Cause subject to any of the following conditions: (i) age 60 with 5 completed years of service, or (ii) age 65 with one full year of service. For purposes of this definition, a Participant is credited with one year of service after completion of each full 12 month period of employment with the Company or an affiliated company as determined by the Company;

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XV.	Appendix G - Italy

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by an Employer in Italy.

Section I (Purpose of the Plan)
The following paragraphs shall be added to this section of the Plan:

The Plan and any Awards issued under it shall replace the "Company Bonus" provided for in the relevant National Collective Bargaining Agreement, which is not applicable due to the size of the workforce in Italy and the lack of trade union representatives.

In the event that:- (i) the workforce increases in the future; and (ii) all the conditions provided for under Italian law and by the actual Collective Bargaining Agreement of the credit sector to set up a Company Bonus Plan are met, then such a plan shall be negotiated in compliance with such procedures and, once and if an agreement is reached, this shall replace the present Plan.

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XVI.	Appendix H - Japan

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by an Employer in Japan.

Section VII (Employment Changes) Part B (Changes in Employment Status) Item c (Terminations -International Participants) (Definition of “Cause”)

The applicable definition of “Cause” referred to in Section VII, Part B shall be supplemented as follows:

g)
the Participant neglects or fails (otherwise than by reason of accident or ill health), or refuses to carry out the lawful instructions of the Company, within the scope of the duties required of the Participant; or

h)	the Participant commits any act of discrimination or harassment; or

i)	the Participant is absent from work without justifiable excuse for a continuous period of fifteen calendar days or more; or

j)	the Participant is found to have falsified, omitted or provided inaccurate information to the Company or its vendors during the background check process; or

k)	the Participant is declared bankrupt, becomes insolvent or enters into an arrangement with creditors; or

l)	there are any other grounds considered reasonable under the Labor Standards Act.

Capitalized terms (other than “Participant”) are defined in the Participant’s employment agreement.

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XVII.	Appendix I - Korea

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by an Employer in Korea.

Section VII (Employment Changes) Part B (Changes in Employment Status) Item c (Terminations - International Participants) (Definition of “Cause”)

The applicable definition of “Cause” referred to in Section VII, Part B shall be supplemented as follows:

g)	there is a decision on dismissal by the Disciplinary Action Committee for intentional or serious mistakes made on a critical job;

h)
the Participant obtains employment by misrepresenting any important fact in the documents submitted or information given to the Company such as name, age, education and employment history, etc. or while Participant misrepresents their position within the Company;

i)	the Participant misuses their title or job to pursue their own interest;

j)	the Participant is absent without permission and/or proper communication with the Company for a continuous period of three (3) days or for a total of six (6) days in any one calendar year period;

k)	the Participant misuses the funds, machinery, instruments, facilities or any other property of the Company in order to pursue his or her own interest;

l)	the Participant engages in other business without approval from the Company ;

m)	the Participant possesses, transfers, purchases, sells or uses any controlled substances without obtaining a valid written medical or pharmaceutical prescription;

n)	the Participant possesses or uses firearms or other potentially lethal weapons;

o)	the Participant engages in any illegal labor dispute activity or other illegal collective action;

p)	the Participant alters or falsifies Company documents;

q)	the Participant, intentionally or by gross negligence, causes substantial damage to the Company;

r)	the Participant deliberately obstructs Wells Fargo’s normal business;

s)
the Participant holds a meeting, posts or distributes written materials, or conducts any other similar activities within Wells Fargo premises in breach of the Company’s applicable policies and/or without the Company’s advance permission;

t)	the Participant carries out political activities in the work place or other facilities of Wells Fargo;

u)	for any other ground permitted under the Labor Standards Act.

Capitalized terms (other than “Participant”) are defined in the Participant’s employment agreement.

Section VII (Employment Changes), Part B (Changes in Employment Status), Item c, Sub-item I, Good Leaver Event section

Paragraph 1. is replaced as follows:

Retirement, which means, solely for the purposes of eligibility for consideration of an Award under this Plan, the Participant’s termination of employment for a reason other than Cause on or after reaching the normal retirement age specified in the applicable Team Member Handbook or Company Regulations (or other document with a similar purpose and intent, however named).

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XVIII.	Appendix J - Netherlands

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by an Employer in the Netherlands.

Section VII (Employment Changes), Part B (Changes in Employment Status), Item c, Sub-item i, Good Leaver Event section

The definition of retirement is amended as follows:

Solely for purposes of eligibility for consideration of a pro-rata Award under this Plan, Retirement means the Participant’s termination of employment for a reason other than Cause on or after reaching the state pension age (AOW ̵ gerechtigde leeftijd).

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XIX.	Appendix K - The Philippines (Non-EGS)

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by an Employer in The Philippines.

Section VII (Employment Changes) Part B (Changes in Employment Status) Item c (Terminations - International Participants) (Definition of “Cause”)

The applicable definition of “Cause” referred to in Section VII, Part B. is supplemented as follows:

Cause refers to “Just Cause” and shall include, but shall not be limited to, the termination of the Participant’s employment due to:

g)	the Participant commits any act of discrimination or harassment; or

h)
the Participant engages in any civil wrong or conduct of a criminal nature (including but not limited to assault, theft and fraud) or any other conduct which in the reasonable opinion of the Company may seriously impact on the Participant's ability to perform the duties of the Position or is likely to significantly damage the reputation or business of the Company; or

i)	any other ground considered just cause under the Labor Code or other applicable law.

Capitalized terms (other than “Participant”) are defined in the Participant’s employment agreement.

29Wells Fargo Bonus Plan

XX.	Appendix L - The Philippines - Wells Fargo Enterprise Global Services, LLC-Philippines

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by Wells Fargo Enterprise Global Services, LLC-Philippines.

Section V (Awards)

Section V, Part A, item b (Incentive Opportunity Range) is amended by the addition of the following wording:

b.	Incentive Opportunity Range

i.
The Incentive Opportunity Range is the range of possible payout amounts that may be made without the approval of the Wells Fargo EGS HR Business Partner Leader and the Head of Finance Shared Services Group, or the Plan Administrator.

Section V, Part C (Approvals) is amended as follows:

The EGS Board, EGS Managing Director, and the Head of Finance Shared Services Group must approve the aggregate value of Awards for EGS.

a.
Without limiting the discretion of Wells Fargo or the Plan Administrator, a Participant’s incentive recommendation may be increased by up to 15% of the Top of Range (i.e., generally up to 172.5% of target), on a discretionary basis by the Participant’s business unit manager, subject to the Participant’s Award being approved by the Wells Fargo EGS HR Business Partner Leader and the Head of Finance Shared Services Group. In no event may an Award exceed 15% over the Top of Range unless approved by the Plan Administrator.

b.	Notwithstanding the foregoing, Awards to Executive Officers are subject to the approval of the HRC.

Section VII (Employment Changes), Part B (Change in Employment Status), Item c, Sub-item i, Good Leaver Definition is amended as follows

A “Good Leaver Event” means that the Participant has ceased to be an employee of Wells Fargo or an affiliate by reason of:

1.
Retirement (which means the Participant’s termination of employment for a reason other than Just Cause subject to any of the following conditions: (i) age 50 with 10 completed years of service, or (ii) age 60 with 5 completed years of service, or (iii) age 65 with one full year of service. For purposes of this definition, a Participant is credited with one year of service after completion of 6 months of continuous employment with the Company or an affiliated company as determined by the Company); or

2.“Authorized Causes” as defined under the Labor Code of the Philippines, such as,

i.	Installation of labor saving devices;

ii.	Closure of establishment;

iii.	Transfer of employment;

iv.	Reduction of personnel due to:

a.	Redundancy; or

b.	Retrenchment to prevent losses; and

v.	Termination due to disease.

30Wells Fargo Bonus Plan

XXI.	Appendix M - Taiwan

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by an Employer in Taiwan.

Section VII (Employment Changes) Part B (Changes in Employment Status) Item c (Terminations -International Participants) (Definition of “Cause”)

The applicable definition of “Cause” referred to in Section VII, Part B. is supplemented as follows:

g)	misrepresents any fact at the time of signing a labor contract in a manner which might mislead the Company and thus caused the Company to sustain damage therefrom;

h)	commits a violent act against or grossly insults the Company or agent of the Company, or a fellow worker;

i)	has been sentenced to temporary imprisonment in a final and conclusive judgment, and is not granted a suspended sentence or permitted to commute the sentence to payment of a fine.

j)	is, without good cause, absent from work for three consecutive days, or for a total six days in any month;

k)	commits an act or omission for which, in the Company’s opinion, the Participant’s employment can be terminated without notice or payment in lieu in accordance with the Labor Standards Act of Taiwan.

Section VII (Employment Changes), Part B (Changes in Employment Status), Item c, Good Leaver Event section

Paragraph 4 is replaced in its entirety with the following:

4.	Layoff (i.e., where the Participant's employment was terminated due to one of the following situations:

i.	The Company's businesses are suspended, or have been transferred;

ii.	The Company's businesses suffer an operating losses, or business contractions;

iii.	Where force majeure necessitates the suspension of business for more than one month; and / or

iv.	Where the change of the nature of business necessitates the reduction of workforce and the Participant cannot be reassigned to other suitable positions.)

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XXII.	Appendix N - United Kingdom, Ireland, Germany, and France

In this Country Appendix references to “Wells Fargo” or the “Company” shall mean Wells Fargo & Company. Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by an Employer in the United Kingdom, Ireland, Germany and France.

For all Participants covered by this Country Appendix

Section VII (Employment Changes) Part B (Changes in Employment Status) Item c (Terminations -International Participants)

The applicable definition of “Cause” referred to in Section VII, Part B. is supplemented as follows:

g)
is guilty of gross misconduct, gross negligence, a material failure of risk management by the Participant or the business unit in which the Participant manages or performs services, or is in material breach of one of the terms of the Participant’s employment, including, but not limited to, engaging in prohibited conduct which is listed as grounds for summary dismissal in the Company’s Employee Handbook covering the Participant;

h)
is guilty of any material breach of the Company’s Personal Account Dealing Policy, its Code of Ethics and Business Conduct, its Risk Management Accountability Policy, its Global Anti-Corruption Policy or its Information Security Policy from time to time in force;

i)
infringes any rules or regulations imposed by any regulatory or other external authority or professional body applicable to the Participant’s employment or which regulate the performance of the Participant’s duties;

j)
fails, due to fault and/or neglect on the Participant’s part, to possess any qualification or meet any condition or requirement laid down by any applicable regulatory or other external authority or professional body applicable to the Participant’s employment or which regulate the performance of the Participant’s duties by legislation including, but not limited to, a financial regulator or fidelity bond requirements or fails due to fault and/or neglect on the Participant’s part to pass such regulatory exams as prescribed by the Company from time to time;

k)	acts in a way which in the reasonable view of the Company’s management, may bring the Company into disrepute, whether or not such act is directly related to the affairs of the Company;

l)	becomes bankrupt or makes any composition or enters into any deed of arrangement with the Participant’s creditors;

m)
engages in any way whatsoever in "Regulated Activities" (being services of a financial or investment nature including but not limited to performing controlled functions) when the Participant is not registered as an approved person by the relevant regulator to do so, or the Participant fails to complete, if necessary, the fit and proper questionnaire for the relevant regulator; or the Participant otherwise adversely affects the Company’s continued authorization to engage in Regulated Activities and/or the Participant’s, if applicable, continued registration as an approved person; or

n)
is guilty of any act or omission which would, whether under the Participant’s contract of employment or applicable local law, entitle the Participant’s employing entity to terminate the employment of the Participant summarily.

32Wells Fargo Bonus Plan

France only

Section VIII (Plan Administration), Part M (Governing Language)

The following shall be added:

"Participants who are located in France acknowledge the following in writing:

“You further acknowledge that it is your express wish that the Plan, as well as all documents, notices or summaries relating to the Plan be drawn up in English."

"Vous reconnaissez également que le Régime, ainsi que tous les documents, avis ou résumés s'y rapportant ont été rédigés en langue anglaise à votre demande expresse."

33Wells Fargo Bonus Plan

XXIII.	Appendix O - Vietnam

Notwithstanding other language in the Plan to the contrary, the following additional terms and provisions shall apply to those Participants who are employed by an Employer in Vietnam:

SectionVII (Employment Changes), Part B (Changes in Employment Status), Item c, Sub-item i, Good Leaver Event section

Paragraph 1. is replaced as follows

Retirement, which means, solely for the purposes of eligibility for consideration of a pro-rata Award under this Plan, the Participant’s termination of employment for a reason other than Cause, upon the Participant’s reaching the age of: (i) 55 for female Participants, or (ii) 60 for male Participants, assuming, in all cases, that the Participant has fulfilled the required participation duration of social insurance.

Section VII (Employment Changes) Part B (Changes in Employment Status) Item c (Terminations -International Participants) (Definition of “Cause”)

The applicable definition of “Cause” referred to in Section VII, Part B. is supplemented as follows:

g)
the continued failure or refusal of the Participant to perform satisfactorily any duties reasonably required of the Participant, after at least two written notifications by the Company or an affiliated company; or

h)
any violation of the Company’s employment policies or procedures including but not limited to the Code of Ethics and Business Conduct, Information Security Policy or Compliance and Risk Management Accountability Policy, Internal Labor Regulations that are subject to dismissal under the Vietnamese labor law and/or the Company's Internal Labor Regulations; or

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